                                                                              15
                          RPM, INC. AND SUBSIDIARIES
                          -----------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------
                                   (Unaudited)


                                                                    Exhibit 11.1
                                                                    ------------
                    (In thousands, except per share amounts)


                                                               Nine Months Ended           Three Months Ended
                                                                  February 28,                February 28,
                                                             ----------------------      ----------------------

                                                               1998          1997          1998          1997
                                                             --------      --------      --------      --------

Shares Outstanding
------------------
     For computation of basic earnings per
        common share
            Weighted average shares                            98,174        97,048        98,278        97,456
                                                             --------      --------      --------      --------

              Total shares for basic earnings
                 per share                                     98,174        97,048        98,278        97,456

     For computation of diluted earnings
        per common share

           Net issuable common share equivalents                  907           610           947           729

           Additional shares issuable assuming
              conversion of convertible securities             12,185        12,209        12,185        12,209
                                                             --------      --------      --------      --------

                 Total shares for diluted
                    earnings per share                        111,266       109,867       111,410       110,394
                                                             ========      ========      ========      ========

Net Income
----------
     Net income applicable to common shares for
        basic earnings per share                             $ 55,157      $ 49,997      $  5,526      $  7,508
           Add  back interest net of tax on convertible
              securities assumed to be converted                4,112         3,907         1,384         1,317
                                                             --------      --------      --------      --------

     Net income applicable to common shares for
        diluted earnings                                     $ 59,269      $ 53,904      $  6,910      $  8,825
                                                             ========      ========      ========      ========



     Basic Earnings Per Common Share *                       $    .56      $    .52      $    .06      $    .08
                                                             ========      ========      ========      ========



     Diluted Earnings Per Common Share *                     $    .53      $    .49      $    .06      $    .08
                                                             ========      ========      ========      ========


* Data at February 28, 1997 has been restated to reflect a 25% stock dividend issued on December 8, 1997.

The accompanying notes to consolidated financial statements are an integral part of these statements.